Exhibit 99.1


                  Analog Devices Announces Financial
          Results for the First Quarter of Fiscal Year 2007


    -- Q1 Revenue: $692 million, including $35 million technology license fee

    --  Q1 Diluted EPS: $0.44 GAAP; $0.40 non-GAAP

    -- Board of Directors declares quarterly dividend of $0.18 per share

    -- Financial results for the first quarter and guidance for the second quarter of fiscal 2007 will be discussed via conference call today at 5:00 pm

    Business Editors

    NORWOOD, Mass.--(BUSINESS WIRE)--Feb. 21, 2007--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the first quarter of fiscal 2007, which ended February 3, 2007. The first quarter of fiscal year 2007 was a 14-week quarter, as compared to the typical 13-week quarter, because ADI follows a 52-week (or 364-day) fiscal calendar which results in an additional week approximately every seventh year.

    Total revenue for the first quarter of fiscal 2007 was $692 million, which included $657 million of product revenue and $35 million of revenue from a one-time technology license. Product revenue for the first quarter of fiscal year 2007 increased approximately 6% compared to the same period one year ago and increased approximately 2% compared to the immediately prior quarter.

    Net income for the first quarter of fiscal 2007, under generally accepted accounting principles (GAAP), was $153 million, or 22% of total revenue, compared to $121 million for the same period one year ago and $138 million for the immediately prior quarter.

    The operating results for the first quarter of fiscal 2007 include the following items:

    --  $35 million of revenue from a one-time technology license fee

    -- $8 million of non-operating income from the sale of an investment

    --  $20 million of non-cash stock option expenses

    --  $5.2 million of expenses related to restructuring actions

    -- $3.1 million of expenses related to previously-announced acquisitions

    -- An adjustment to the provision for taxes to reflect the tax effect of these items

    -- $10 million of tax savings associated with the reinstatement of the federal research and development (R&D) tax credit

    Together these items increased diluted EPS by $0.04. A reconciliation between the non-GAAP financial measures presented in this release to their most directly comparable GAAP measures is provided in a table below.

    Diluted earnings per share (EPS) for the first quarter of fiscal 2007, on a GAAP basis, was $0.44, compared to $0.32 for the same period one year ago and $0.39 for the immediately prior quarter. Non-GAAP diluted EPS for the first quarter of fiscal 2007 was $0.40, compared to $0.37 for the same period one year ago and $0.39 for the immediately prior quarter.

    The Board of Directors declared a cash dividend for the first quarter of fiscal 2007 of $0.18 per outstanding share of common stock, an increase of $0.02 from the dividend paid on December 13, 2006. The dividend will be paid on March 28, 2007 to all shareholders of record at the close of business on March 9, 2007.

    Gross margin for the first quarter of fiscal 2007, on a GAAP basis, was $417 million. Non-GAAP gross margin was $387 million, or 59.0% of product revenue, for the first quarter of fiscal 2007, compared to 59.2% of product revenue in the same period one year ago and 59.4% of product revenue in the immediately prior quarter. Non-GAAP gross margin declined slightly compared to the immediately prior quarter primarily as a result of higher sales of products for consumer electronics and cellular handset applications, which carry relatively lower gross margin. Non-GAAP gross margin was also constrained by continued low utilization rates in ADI factories.

    Operating profit for the first quarter of fiscal 2007, on a GAAP basis, totaled $163 million. Non-GAAP operating profit was $156 million, or 23.8% of product revenue, for the first quarter of fiscal 2007, compared to 25.7% of product revenue in the same period one year ago and 24.7% of product revenue in the immediately prior quarter. Non-GAAP operating profit declined compared to the immediately prior quarter primarily as a result of higher operating expenses associated with an additional week of expenses in the 14-week first quarter of fiscal 2007 as compared to the 13-week fourth quarter of fiscal 2006.

    Net cash provided by operating activities in the first quarter of fiscal 2007 totaled $208 million, or 30.1% of total revenue, compared to $175 million, or 28.2% of total revenue, in the same period one year ago and compared to $167 million, or 25.9% of total revenue, in the immediately prior quarter.

    -- Capital expenditures for the first quarter of fiscal year 2007 totaled $38 million.

    -- Cash dividends paid during the first quarter of fiscal 2007 totaled $54.7 million.

    -- Share repurchases during the first quarter of fiscal 2007 of approximately 10.1 million shares of ADI common stock
        (approximately 3% of total shares outstanding) totaled $333 million.

    -- The share repurchase program authorized by the Board of Directors had approximately $979 million remaining at the end of the first quarter of 2007.

    Balance Sheet

    -- Cash and short-term investments at the end of the first quarter of fiscal 2007 totaled approximately $1.95 billion.

    -- Inventory at the end of the first quarter of fiscal 2007 increased 2% compared to the immediately prior quarter, consistent with the increase in product revenue over the same period.

    -- Accounts receivable at the end of the first quarter of fiscal 2007 increased 5% compared to accounts receivable at the end of the immediately prior quarter. A high rate of shipments in the last month of the first quarter was the primary reason for the increase.

    Revenue Analysis By End Market and By Product Category

    Revenue analysis is based on product revenue of $657 million in the first quarter of fiscal 2007, which excludes the one-time $35 million technology license fee.

    Revenue Analysis By End Market

    -- Revenue from customers in the industrial market represented approximately 44% of product revenue in the first quarter of fiscal 2007. Revenue from the industrial market, which includes factory automation, medical and scientific instrumentation, automotive, security, and defense applications, increased by 3% compared to the immediately prior quarter and increased by 14% compared to the same period one year ago. Comparing the first quarter of fiscal 2007 to the immediately prior quarter, revenue from automotive and defense applications increased, while other areas of the industrial market were approximately flat.

    -- Revenue from customers in the communications market represented approximately 26% of product revenue in the first quarter of fiscal 2007. Revenue from the communications market increased by 7% compared to the immediately prior quarter and declined by 9% compared to the same period one year ago. Comparing the first quarter of fiscal 2007 to the immediately prior quarter, revenue from base station and wireless handset applications increased, while revenue from other areas of the communications market was approximately flat or decreased.

    -- Revenue from customers in the consumer market represented approximately 20% of product revenue in the first quarter of fiscal 2007. Revenue from the consumer market increased by 3% compared to the immediately prior quarter and increased by 35% compared to the same period one year ago primarily as a result of increased sales to manufacturers of digital home applications, including flat screen televisions and new video game controllers.

    -- Revenue from customers in the computer market represented approximately 10% of product revenue in the first quarter of fiscal 2007. Revenue from the computer market declined by 14% compared to the immediately prior quarter and declined by 20% compared to the same period one year ago primarily as a result of ADI's strategy to refocus power management products on portable applications and also due to a generally weak computer market in the first quarter of fiscal 2007.

    Revenue Analysis By Product Category

    Revenue from analog products totaled approximately $547 million, or 83% of product revenue, an increase of 1% compared to the immediately prior quarter and an increase of 13% compared to the same period one year ago.

    -- During the first quarter of fiscal 2007, revenue from converter and amplifier products represented approximately 61% of product revenue and, compared to the immediately prior quarter, revenue from converter and amplifier products declined slightly. Compared to the same period one year ago, revenue from converter and amplifier products increased by 13% and 14%, respectively.

    -- Revenue from other analog products such as micro-electro mechanical systems (MEMS) products and radio frequency (RF) integrated circuits increased significantly in the first quarter of fiscal 2007 compared to both the immediately prior quarter and the same period one year ago.

    Revenue from digital signal processing (DSP) products totaled approximately $110 million, or 17% of product revenue, an increase of 9% compared to the immediately prior quarter and a decrease of 20% compared to the same period one year ago. A significant portion of the year-to-year decline was due to the divestiture of the DSP-based digital subscriber line (DSL) application-specific integrated circuit
(ASIC) and network processor product line.

    -- Compared to the immediately prior quarter, DSP wireless chipset revenue increased in the first quarter of fiscal 2007 after declining in the prior quarter when customers' inventory corrections negatively impacted DSP product revenue. DSP wireless chipset revenue comprised 7% of product revenue in the first quarter of fiscal 2007.

    -- During the first quarter of fiscal 2007, revenue from general-purpose DSP products represented 9% of product revenue, was approximately flat compared to the immediately prior quarter and increased by 18% compared to the same period one year ago.

    Outlook for the Second Quarter of Fiscal 2007

    The following statements are based on current expectations. These statements are forward looking and actual results may differ materially. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

    "Orders from customers and distributors began strengthening in January and have continued to be strong, which we believe is a positive sign of improving industry conditions," said Jerald G. Fishman, ADI's president and chief executive officer. "Therefore, we are planning for good growth in our second fiscal quarter."

    -- Revenue for the second quarter of fiscal 2007 is planned to be approximately $640 to $670 million.

    -- Non-GAAP gross margins for the second quarter of fiscal 2007 are planned to be approximately 58.5% to 59% of revenue.

    -- Operating expenses are planned to increase slightly in the second quarter of fiscal 2007 as a result of annual salary increases that take effect in the second quarter of fiscal year 2007 and increased R&D spending on new analog products.

    -- Diluted EPS for the second quarter of fiscal 2007, on a GAAP basis, is planned to be in the range of $0.31 to $0.36. Diluted EPS for the second quarter of fiscal 2007 is expected to include approximately $0.06 of various net expenses detailed in the Summary of Estimated Stock-based Compensation, Restructuring- and Acquisition-Related Expenses for the Second Quarter Ending May 5, 2007 table provided with this release. Non-GAAP diluted EPS is planned to be $0.37 to $0.42.

    Non-GAAP Financial Information

    This release includes non-GAAP financial measures which exclude the effects of charges related to non-recurring revenue associated with the license of certain intellectual property rights to a third party, gain on the sale of an investment, stock-based compensation, restructuring-related expenses, acquisition-related expenses, and an adjustment to the provision for taxes to reflect the tax effect of these items. These non-GAAP measures also exclude the income tax savings associated with the reinstatement of the federal R&D tax credit and the tax savings associated with an IRS tax settlement. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

    Management uses these non-GAAP measures to evaluate the Company's operating performance. The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature. The Company believes that the exclusion of these items provides an enhanced understanding to investors of the underlying baseline operating results and trends of the Company's business. Tables reconciling our non-GAAP measures to GAAP are provided in this release.

    As described above, Analog Devices excludes the following items from our non-GAAP measures:

    Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

    Gain on Sale of Investment. We realized a gain of $8 million in the first quarter of fiscal 2007 from the sale of a minority shareholding in a company. We excluded this amount and the related tax effects because it is a one-time item not associated with our ongoing operating results.

    Stock-based Compensation Related to Employee Stock Options. These expenses consist of expenses for employee stock options under FAS123R. We exclude these stock-based compensation expenses and the related tax effects from our non-GAAP measures primarily because they are non-cash expenses which we do not consider when evaluating and managing our business operations.

    Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

    Acquisition-Related Expense. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We also incur amortization of purchased intangible assets in connection with acquisitions. We exclude these items and the related tax effects because these expenses are not reflective of ongoing operating results in the period incurred.

    Tax Savings Associated with Reinstatement of the Federal R&D Tax Credit. The IRS reinstated the R&D tax credit in December 2006, retroactive to January 1, 2006. This retroactive reinstatement resulted in a $10 million income tax savings to the Company in the first quarter of fiscal 2007. We excluded this income tax savings from our non-GAAP measures because it is not associated with the income tax expense on our current operating results.

    Tax Savings Associated with IRS Tax Settlement. The United States Internal Revenue Service (the IRS) has completed its examination of fiscal years 2001, 2002 and 2003 and issued their report. The Company has agreed to accept this report and has filed its 2005 tax return and an amended return for 2004 to conform to the methodologies agreed to during the 2001-2003 examination. The completion of this examination and the filing of refund claims in other jurisdictions associated with the completion of the IRS audit have resulted in an income tax savings. We excluded these income tax savings from our non-GAAP measures because they are not associated with the income tax expense on our current operating results.

    Analog Devices believes that the presentation of non-GAAP financial measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors regarding financial and business trends relating to its financial condition and results of operations, and provides our investors with some of the financial measures we use to manage our business. The Company's usage of non-GAAP measures, and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods.

    Analog Devices believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.

    Conference Call Scheduled for 5:00

    Mr. Fishman will discuss the first quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687
(replay only) and providing the conference ID: 8406837 or by visiting the Investor Relations page on ADI's web site.

    About Analog Devices, Inc.

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation
Reform Act of 1995

    This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our statements regarding expected sales growth, revenue, earnings, operating margins, and other financial results, and expected increases in customer demand for our products that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, adverse results in various litigation matters, our ability to hire engineers, salespeople and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our most recent Form 10-Q, as filed with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

    Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.


              Analog Devices, First Quarter, Fiscal 2007

                    Sales/Earnings Summary (GAAP)
               (In thousands, except per-share amounts)



                                        -----------------------------
                                             Three Months Ended
                                        -----------------------------
                                          1Q 07     4Q 06     1Q 06
                                        Feb. 3,   Oct 28,   Jan 28,
                                           2007      2006      2006
--------------------------------------- -----------------------------
Product Revenue                         $656,614  $644,342  $621,302
   Year-to-year Growth                         6%        4%        7%
   Quarter-to-quarter Growth                   2%      (3)%        0%
Revenue from one-time licensing of IP     35,000         -         -
--------------------------------------- --------- --------- ---------
Total Revenue                           $691,614  $644,342  $621,302
Cost of Sales (1)                        274,594   269,770   260,515
--------------------------------------- --------- --------- ---------
Gross Margin                             417,020   374,572   360,787
--------------------------------------- --------- --------- ---------
Operating Expenses:
   R&D (1)                               143,894   137,550   131,288
   Selling, Marketing and G&A (1)        104,681   100,710    96,281
   Purchased In-Process Research and
    Development                                -    16,211         -
   Special Charges                         5,196       777     1,013
--------------------------------------- --------- --------- ---------
Operating Income                         163,249   119,324   132,205
Other Income                             (32,302)  (24,495)  (20,592)
--------------------------------------- --------- --------- ---------
Income Before Tax                        195,551   143,819   152,797
Provision for Taxes                       42,543     6,148    32,240
Minority Interest                            219       748         -
--------------------------------------- --------- --------- ---------
Net Income                              $153,227  $138,419  $120,557
--------------------------------------- --------- --------- ---------

Shares used for EPS - Basic              338,698   346,803   366,135
Shares used for EPS - Diluted            349,208   357,164   380,337

Earnings per Share - Basic                 $0.45     $0.40     $0.33
Earnings per Share - Diluted               $0.44     $0.39     $0.32

Dividends paid per share                   $0.16     $0.16     $0.12
--------------------------------------- --------- --------- ---------

(1) Includes stock-based compensation
 expense as follows:
       Cost of sales                      $2,936    $2,821      $954
       R&D                                $8,906    $7,415   $10,263
       Selling, Marketing and G&A         $8,215    $7,363   $10,090


              Analog Devices, First Quarter, Fiscal 2007

              Selected Balance Sheet Information (GAAP)
                            (In thousands)


                                     1Q 07       4Q 06       1Q 06
                                  -----------------------------------
                                   Feb. 3,     Oct. 28,    Jan. 28,
                                      2007        2006        2006
---------------------------------------------------------------------
Cash & Short-term Investments     $1,953,821  $2,128,334  $2,735,114
Accounts Receivable, Net             344,783     329,393     317,730
Inventories (1)                      385,766     378,651     337,835
Other Current Assets                 152,821     174,924     151,302
---------------------------------------------------------------------
  Total Current Assets             2,837,191   3,011,302   3,541,981
PP&E, Net                            564,971     562,625     576,798
Investments                           32,569      31,429      29,249
Intangible Assets                    302,860     299,017     167,186
Other                                 86,226      82,478      58,964
---------------------------------------------------------------------
Total Assets                      $3,823,817  $3,986,851  $4,374,178
--------------------------------- ----------- ----------- -----------

Deferred Income-Shipments to
 Distributors                       $160,422    $149,543    $132,332
Other Current Liabilities            328,083     341,400     471,851
Non-Current Liabilities               74,105      60,115      60,366
Stockholders' Equity               3,261,207   3,435,793   3,709,629
---------------------------------------------------------------------
Total Liabilities & Equity        $3,823,817  $3,986,851  $4,374,178
---------------------------------------------------------------------


(1) includes $3,398, $3,703 and $1,937 related to stock-based compensation in 1Q07, 4Q06, and 1Q06 respectively.


              Analog Devices, First Quarter, Fiscal 2007

                      Cash Flow Statement (GAAP)
                            (In thousands)



                                        -----------------------------
                                             Three Months Ended
                                        -----------------------------
                                          1Q 07     4Q 06     1Q 06
                                        -----------------------------
                                        Feb. 3,   Oct. 28,  Jan. 28,
                                           2007      2006      2006
                                       ------------------------------
Cash flows from operating activities:
  Net Income                            $153,227  $138,419  $120,557
  Adjustments to reconcile net income
     to net cash provided by
      operations:
       Depreciation                       35,613    38,904    43,079
       Amortization of intangibles         3,610     3,359       404
       Stock-based compensation           20,057    17,599    21,307
       Excess tax benefit - stock
        options                           (6,467)  (25,222)        -
       Non-cash portion of special
        charge                                 -         -       459
       Other non-cash expense                134       120       557
       Gain on sale of investment         (7,919)        -         -
       Purchased in-process research
        and development                        -    16,211         -
       Minority interest                    (219)     (748)        -
       Deferred income taxes               2,433     3,932   (15,625)
       Changes in operating assets and
        liabilities                        7,684   (25,839)    4,517
---------------------------------------------------------------------
   Total adjustments                      54,926    28,316    54,698
---------------------------------------------------------------------
Net cash provided by operating
 activities                              208,153   166,735   175,255
---------------------------------------------------------------------
 Percent of Total Revenue                   30.1%     25.9%     28.2%
---------------------------------------------------------------------

Cash flows from investing activities:
  Additions to property, plant and
   equipment, net                        (37,726)  (41,755)  (20,360)
  Purchases of short-term available-
   for-sale investments                 (646,407) (418,019) (954,871)
  Maturities of short-term available-
   for-sale investments                  878,619   630,642   726,807
  Proceeds from sale of investment         8,003         -         -
  Proceeds from sale of fixed assets           -     1,735         -
  Payments for acquisitions, net of
   cash acquired                               -  (142,104)        -
  Increase (decrease) in other assets        153    (3,402)    3,526
---------------------------------------------------------------------
Net cash provided (used) by investing
 activities                              202,642    27,097  (244,898)
---------------------------------------------------------------------

Cash flows from financing activities:
  Dividend payments to shareholders      (54,737)  (55,642)  (44,094)
  Repurchase of common stock            (333,223) (357,012) (125,098)
  Net proceeds from employee stock
   plans                                  24,497    14,540    38,685
  Excess tax benefit - stock options       6,467    25,222         -
---------------------------------------------------------------------
Net cash used for financing activities  (356,996) (372,892) (130,507)
---------------------------------------------------------------------
Effect of exchange rate changes on cash      803      (118)      414
---------------------------------------------------------------------

Net increase (decrease) in cash and
 cash equivalents                         54,602  (179,178) (199,736)
Cash and cash equivalents at beginning
 of period                               343,947   523,125   627,591
---------------------------------------------------------------------
Cash and cash equivalents at end of
 period                                 $398,549  $343,947  $427,855
---------------------------------------------------------------------


              Analog Devices, First Quarter, Fiscal 2007

 Reconciliation from GAAP to Non-GAAP Data (In thousands, except per-
                            share amounts)

Management believes that non-GAAP financial information enhances an investor's understanding of the Company's financial and business trends relating to its financial condition and results of operations. Management uses these non-GAAP measures to evaluate the Company's operating performance. Non-GAAP financial information excludes the effects of: stock-based compensation expense related to the adoption of FAS123R, restructuring-related expense, acquisition-related expense, a one-time payment associated with the licensing of intellectual property, gain on sale of an investment, the impact of the reinstatement of the R&D tax credit and the tax savings associated with an IRS tax settlement. The provision for taxes has been adjusted, as appropriate, to reflect the tax effect of these items.


                                          For the Three Months Ended
                                         -----------------------------
                                         Feb. 3,   Oct. 28,   Jan. 28,
                                            2007     2006       2006
                                         -----------------------------

GAAP Gross Margin                        $417,020  $374,572  $360,787
      Revenue from One-time Licensing of
       IP                                 (35,000)        -         -
      Stock-Based Compensation Expense      2,936     2,821       954
      Restructuring-Related Expense             -     2,804     5,903
      Acquisition-Related Expense           2,389     2,271         -
                                         --------- --------- ---------
Non-GAAP Gross Margin                    $387,345  $382,468  $367,644
                                         ========= ========= =========
  Percent of Product Revenue                 59.0%     59.4%     59.2%


GAAP Operating Expenses                  $253,771  $255,248  $228,582
      Stock-Based Compensation Expense     16,967    14,512    19,652
      Restructuring-Related Expense         5,196       777     1,013
      Acquisition-Related Expense             729    16,861         -
                                         --------- --------- ---------
Non-GAAP Operating Expenses              $230,879  $223,098  $207,917
                                         ========= ========= =========
  Percent of Product Revenue                 35.2%     34.6%     33.5%


GAAP Operating Income                    $163,249  $119,324  $132,205
      Revenue from One-time Licensing of
       IP                                 (35,000)        -         -
      Stock-Based Compensation Expense     19,903    17,333    20,606
      Restructuring-Related Expense         5,196     3,581     6,916
      Acquisition-Related Expense           3,118    19,132         -
                                         --------- --------- ---------
Non-GAAP Operating Income                $156,466  $159,370  $159,727
                                         ========= ========= =========
  Percent of Product Revenue                 23.8%     24.7%     25.7%


GAAP Diluted Earnings Per Share             $0.44     $0.39     $0.32
      Revenue from One-time Licensing of
       IP                                  (0.065)        -         -
      Stock-Based Compensation Expense      0.040     0.034     0.039
      Restructuring-Related Expense         0.010     0.007     0.012
      Acquisition-Related Expense           0.023     0.037         -
      Gain on Sale of Investment           (0.015)        -         -
      Impact of the Reinstatement of the
       R&D Tax Credit                      (0.028)        -         -
      Tax Savings Associated with IRS Tax
       Settlement                               -    (0.075)        -
                                         --------- --------- ---------
Non-GAAP Diluted Earnings Per Share         $0.40     $0.39     $0.37
                                         ========= ========= =========


  Summary of Estimated Stock-based Compensation, Restructuring- and Acquisition-Related Expenses for the Second Quarter Ending May 5,
                                 2007
               (In thousands, except per-share amounts)

Our GAAP results for the second quarter of fiscal 2007 are expected to include the following estimated amounts of stock-based compensation expense related to the adoption of FAS123R, restructuring-related expense and acquisition-related expense. The provision for taxes has been adjusted, as appropriate, to reflect the estimated tax effect of these items.


                Stock-Based    Restructuring- Acquisition-   Total
                 Compensation     Related       Related     Estimated
                   Expense         Expense       Expense    Impact on
                                                              GAAP
                                                             Income
                                                            Statement
--------------- ------------- --------------- ------------ ----------
Cost of Sales        $(2,855)                     $(2,103)   $(4,958)
--------------- ------------- --------------- ------------ ----------
Gross Margin           2,855               -        2,103      4,958
--------------- ------------- --------------- ------------ ----------
Operating
 Expenses:
   R&D                (8,451)              -            -     (8,451)
   Selling,
    Marketing
    and G&A           (7,427)              -         (700)    (8,127)
   Special
    Charges                -          (7,000)           -     (7,000)
--------------- ------------- --------------- ------------ ----------
Operating
 Income               18,733           7,000        2,803     28,536
--------------- ------------- --------------- ------------ ----------
Income Before
 Tax                  18,733           7,000        2,803     28,536
Provision for
 Taxes                 5,503           2,450          682      8,635
--------------- ------------- --------------- ------------ ----------
Net Income           $13,230          $4,550       $2,121    $19,901
=============== ============= =============== ============ ==========
Earnings per
 Share -
 Diluted
 Decrease             $0.039          $0.013       $0.006     $0.058


Reconciliation of Non-GAAP Financial Measures to Their Most Directly
                   Comparable GAAP Financial Measure

                                                  Estimated Range for
                                                   Three Months Ending
                                                       May 5, 2007
                                                  --------------------
                                                       Low / High
                                                  --------------------

Product Revenue                                   $640,000 / $670,000

GAAP Gross Margin as a % of Product Revenue          57.7% / 58.3%
      Stock-Based Compensation Expense                  $2,855
      Acquisition-Related Expense                       $2,103
Non-GAAP Gross Margin as a % of Product Revenue      58.5% / 59.0%


GAAP Diluted Earnings Per Share                      $0.31 / $0.36
      Stock-Based Compensation Expense                   0.04
      Restructuring-Related Expense                      0.01
      Acquisition-Related Expense                        0.01
                                                  --------------------
Non-GAAP Diluted Earnings Per Share                  $0.37 / $0.42
                                                  ====================


              Analog Devices, First Quarter, Fiscal 2007

                     Revenue Trends by End Market
----------------------------------------------------------------------
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the "sold to" customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing, or the underlying trends of results within each end market.

                                          For the Three Months Ended
                                         -----------------------------
                                          Feb. 3,   Oct. 28,  Jan. 28,
                                            2007      2006      2006
                                         -----------------------------
Industrial                               $285,996  $277,735  $251,957
     % of Product Revenue                      44%       43%       41%
Communications                            174,017   163,180   192,135
     % of Product Revenue                      26%       26%       31%
Consumer                                  134,217   130,698    99,693
     % of Product Revenue                      20%       20%       16%
Computer                                   62,384    72,729    77,517
     % of Product Revenue                      10%       11%       12%
                                         --------- --------- ---------
Total Product Revenue                    $656,614  $644,342  $621,302
                                         --------- --------- ---------
One-time payment associated with the
 licensing of
    intellectual property                  35,000         -         -
                                         --------- --------- ---------
 Total Revenue                           $691,614  $644,342  $621,302
                                         ========= ========= =========


                      Revenue Trends by Product
----------------------------------------------------------------------
The following table summarizes revenue by product categories. The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing, or the underlying trends of results within each product category.


                                          For the Three Months Ended
                                         -----------------------------
                                          Feb. 3,   Oct. 28,  Jan. 28,
                                            2007      2006      2006
                                         -----------------------------
Converters                               $263,648  $265,063  $233,009
     % of Product Revenue                      40%       41%       38%
Amplifiers                                137,728   141,063   120,909
     % of Product Revenue                      21%       22%       19%
Power management & reference               51,187    55,694    54,302
     % of Product Revenue                       8%        8%        9%
Other analog                               93,778    81,703    75,237
     % of Product Revenue                      14%       13%       12%
                                         --------- --------- ---------
Total analog products                    $546,341  $543,523  $483,457
     % of Product Revenue                      83%       84%       78%
                                         --------- --------- ---------
General purpose DSP                        55,700    54,972    47,310
     % of Product Revenue                       9%        9%        7%
DSP-based DSL ASIC and Network Processor
 Product Line(a)                                -         -    11,315
     % of Product Revenue                       0%        0%        2%
Wireless Chipsets                          46,968    36,804    67,178
     % of Product Revenue                       7%        6%       11%
Other DSP                                   7,605     9,036    12,042
     % of Product Revenue                       1%        1%        2%
                                         --------- --------- ---------
Total DSP products                       $110,273  $100,812  $137,845
     % of Product Revenue                      17%       16%       22%
                                         --------- --------- ---------
Total Product Revenue                    $656,614  $644,335  $621,302
                                         --------- --------- ---------
One-time payment associated with the
 licensing ofintellectual property         35,000         -         -
                                         --------- --------- ---------
 Total Revenue                           $691,614  $644,335  $621,302
                                         ========= ========= =========


(a)We sold our DSP-based DSL ASIC and network processor product line in the second quarter of fiscal 2006.


    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro
             Director of Corporate Communications
             781-461-3282 (phone)
             781-461-3491 (fax)
             investor.relations@analog.com (email)